Exhibit 99.1

T2 Biosystems, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Revenue:
Product revenue	$579	$343	$1,747	$599
Research revenue	331	668	2,333	2,214
Total revenue	910	1,011	4,080	2,813

Costs and expenses:
Cost of product revenue	2,171	910	6,872	1,740
Research and development expenses	5,851	6,638	24,009	25,362
Selling, general and administrative expenses	5,795	5,008	24,077	19,094
Total costs and expenses	13,817	12,556	54,958	46,196

Loss from operations	(12,907)	(11,545)	(50,878)	(43,383)
Interest expense, net	(1,682)	(513)	(4,098)	(1,967)
Other income, net	40	26	172	60
Net loss and comprehensive loss	$(14,549)	$(12,032)	$(54,804)	$(45,290)

Net loss per share - basic and diluted	$(0.48)	$(0.56)	$(2.11)	$(2.21)
Weighted-average number of common shares used in computing net loss per share	30,457,063	21,322,799	26,015,751	20,501,748

T2 Biosystems, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 31, 2016	December 31, 2015

Assets
Current Assets:
Cash and cash equivalents	$73,488	$73,662
Accounts receivable	327	369
Prepaid expenses and other current assets	820	838
Inventory, net	803	683
Total current assets	75,438	75,552
Property and equipment, net	13,589	10,655
Restricted cash	260	260
Other assets	281	358
Total assets	$89,568	$86,825

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$962	$1,228
Accrued expenses and other current liabilities	4,908	4,162
Current portion of notes payable	1,269	4,449
Current portion of lease incentives	301	268
Deferred revenue	2,445	2,146
Total current liabilities	9,885	12,253
Notes payable, net of current portion	39,504	26,121
Lease incentives, net of current portion	792	1,076
Other liabilities	49	436
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value; 200,000,000 shares authorized at December 31, 2016 and December 31, 2015; 30,482,712 and 24,175,381 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	30	24
Additional paid-in capital	242,997	195,800
Accumulated deficit	(203,689)	(148,885)
Total stockholders’ equity	39,338	46,939
Total liabilities and stockholders’ equity	$89,568	$86,825